                                 [LETTERHEAD]

                          GENERAL AGENT'S AGREEMENT

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE, (herein called Company)
and
-------------------------------------------------------------------------------
                          Independent Research Agency
--------------------------------------------------------------------------------
of                            Fort Worth, Texas
--------------------------------------------------------------------------------
(herein called General Agent), hereby agree as follows:

1.   AUTHORITY:

     a. The Company hereby authorizes the General Agent to procure personally, and through agents appointed by him, applications for policies of insurance covered by this Agreement, and of a kind and character satisfactory to the Company; to make proper delivery of policies issued by the Company on such applications, and to collect the first premiums on such policies and remit same to the Company.

     b. The General Agent shall use without alteration the printed forms of agent's contracts furnished by the Company when appointing agents. No such agent's contract shall be in force until approved in writing by an officer of the Company.

     c. The Company shall pay all licence fees which may be required by the state in which the General Agent resides, and the General Agent shall pay all other taxes and fees which may be required by local authorities in the Territory.

2.   TERRITORY:

     a. This appointment is limited to the following territory and is not exclusive in such territory:

                         FORT WORTH, TEXAS & VICINITY

     b. The Company reserves the right to retire from the Territory, and to discontinue or withdraw any forms of policies from the General Agent in his Territory without prejudice to the right of the Company to continue said forms in any other territory.

3.   LIFE AND ACCIDENT AND HEALTH:

     This Agreement applies specifically to all forms of life insurance policies and annuity contracts and to all forms of accident and health policies (other than those in either line classified by the Company as wholesale, franchise or group) and in no way affects any contract or agreement which the General Agent may have with the Company pertaining to any other forms of insurance.

4.   LIMITATION OF AUTHORITY:

     The General Agent has no authority to make, alter, or discharge any policy or to extend any provision thereof; to extend the time for payment of premiums; to waive or extend any policy, or contract obligation or condition; to waive any forfeiture; to deliver or cause to be delivered any policy unless the proposed insured named therein is at the time of delivery in good health and in an insurable condition; or to incur any debt or liability against the Company.

5.   RELATIONSHIP:

     a. Nothing herein contained shall be construed to create the relationship of employer and employee between the Company and the General Agent.

     b. The General Agent shall conduct his activities in accordance with the laws in force in the Territory, and with all present and future rulings and instructions of the Company.

6.   LIEN FOR INDEBTEDNESS AND ASSIGNMENT:

     a. Any debt or other liability of the General Agent to the Company may be off-set by the Company at any time against any sums due or becoming due the General Agent or his widow or any legal representative, and a lien is hereby reserved to the Company for the satisfaction of any such debt or liability.

     b. After termination of this Agreement, any amount paid at any time by the Company to the General Agent which is in excess of the sum of

         (i) the amount of commissions payable in accordance with Section 9 of this Agreement as determined from earned premiums paid in cash to the Company; and

         (ii) any amount otherwise payable to the General Agent in accordance with the terms of this Agreement,

     shall constitute a debt of the General Agent to the Company, payable to the Company as and when determinable.

     c. No assignment of this Agreement or of compensation earned or to accrue thereunder shall be valid unless authorized in advance in writing by the Company.

7.   COMPANY MONEY AND BOND:

     a. The General Agent shall not use monies received by him for or on account of the Company for any personal or other purpose whatsoever, but shall hold the same in trust for the Company to be reported upon and transmitted to the Company in accordance with its rules and instructions.

     b. The General Agent may be bonded in such manner and amount as the Company shall require.

8.   ADVERTISING:

     The General Agent shall not print, publish, or distribute, any advertisement, circular, statement, or any other document relating to the business or the standing of the Company or of any other insurance company unless the same shall have been previously approved in writing by an officer of the Company.

9.   COMPENSATION:

     (1) COMMISSIONS:

         a. GENERAL AGENT'S OVERRIDING COMMISSIONS. The compensation of the General Agent shall consist of overriding commissions on premiums paid in cash on policies issued by the Company on applications obtained by him or his agents, at rates according to the following table:

--------------------------------------------------------------------------------
                          GENERAL AGENT COMMISSIONS
                   ---------------------------------------
--------------------------------------------------------------------------------

                                                               Policy Year
                                          -------------------------------------------------------
            Form of Policy                   1st        2nd        3rd        4th-10th   11th+
-------------------------------------------------------------------------------------------------
                           TOTAL 7-1-73       80       33 1/2       10         10          5

   Life Policies, excluding Equity Protector                          %         2 1/3%

                           TOTAL 1-1-71       80       17 1/2       10%         7 1/2      2 1/2

   Endowment Policies on which premiums
   are payable for less than 20 years          5        2 1/2        1 1/2      1 1/2

   Equity Protector                           10        7 1/2        5          2 1/2

   Retirement Annuity--Retirement Income
   Age at Issue:
      45 Years and Under                      10        5            2 1/2      2 1/2
      Over 45 Years                            5        2 1/2        1 1/2      1 1/2

   Single Premium (Life Insurance and
   Annuities)                                  1       --           --         --
   Accident and Health Policies               10       10           10         10
-------------------------------------------------------------------------------------------------

     b. AGENT'S COMMISSIONS. In addition to the overriding commissions provided for in a., above, the Company will pay to the General Agent, for the use and account of the agent, the Agent's Commissions as set forth in the Schedule of Agent's Commissions attached hereto, which he shall pay to the agent entitled thereto; provided, however, the Company may at the General Agent's request or at its own discretion, pay the Agent's Commissions or any other fees or allowances direct to the agent.

     c. CONDITIONS. Payment of commissions shall be subject to the following conditions:

         (i) On policies on which one or more renewal premiums are paid in advance, commissions shall accrue only as such premiums otherwise would have become due.

         (ii) Renewal commissions shall not be allowed on policies being continued in force under any Nonforfeiture or Waiver of Premium provision of any policy.

(2) SERVICE ALLOWANCE: A service allowance will be allowed on premiums paid for the eleventh and subsequent policy years on business written and placed by the General Agent or his agents, provided no commissions are payable on such premiums and provided that the General Agent is such General Agent for the Company at the time such allowances are payable, except as may be provided for under Section 10, b., (iii).

     The service allowance shall be the following percentages of such premiums:

                                                           SERVICE
                   FORM OF INSURANCE                       ALLOWANCE

                   Life Insurance and Annuities               2 1/2%
               ----------------------------------------------------------
                   Non-Cancellable or Guaranteed
                          Renewable Accident and Health      *2 1/2
                   Commercial Accident and Health             5

                   * Includes agent's 1 1/2%
               -------------------------------
(3) AGENCY DEVELOPMENT ALLOWANCE: The Agency Development Allowance payable each month on policies written under this Agreement on permanent plans of insurance exclusive of term insurance plans and the Equity Protector plan (herein referred to as "permanent plans") shall be the product of the applicable ADA rate and the net increase in Production Credit during the month, according to the Company's records.

     The Agency Development Allowance payable each month on policies written under this Agreement on term insurance plans and on the Equity Protector plan (herein referred to as "term plans") shall be the sum of (a) 50% of the product of the applicable ADA rate under the Production Credit on such policies renewing on their first anniversaries during the month and (b) 50% of the product of the applicable ADA rate and the Production Credit on such policies renewing on their second anniversaries during the month.

     Payment of the Agency Development Allowance shall be subject to the following conditions:

     a. Lapses of policies on permanent plans on which at least two full years' premiums have been paid in cash and policies terminating by death, will not be deducted.

     b. The amount deducted for lapses of policies on permanent plans on which more than one but less then two full years' premiums have been paid shall be the amount by which the original Production Credit exceeds the pro-rata part of such credit based on the ratio of the period for which premiums were paid to two years.

     c. For any month in which the aggregate amount deducted for policies on permanent plans lapsing during the month exceeds the amount of Production Credit on new business paid during the month on such plans, no Agency Development Allowance shall be paid for such plans but the amount of such excess shall be deducted from the Agency Development Allowance payable for the month for policies on term plans. If the amount of such excess is greater than the amount of the Agency Development Allowance for term plans, the balance (herein called the "Agency Development Allowance Deficiency") shall be carried forward as an offset against the Agency Development Allowance payable for the succeeding month or months.

     d. "Production Credit", as used herein, for any and all purposes, shall mean the face amount of insurance, modified by the following:

             FORM OF INSURANCE                             PRODUCTION CREDIT
                 (i)  Level term policies and              60% of face amount
                      riders, Graded Premium Life**        of insurance
                      and Modified Life**

                (ii)  All other term policies and riders   40% of initial amount
                      (excluding the Retirement Income      of insurance
                      decreasing term insurance rider--
                      see item (v) below)

               (iii)  Family Protection Benefit
                      -- Wife and Children's Term
                      Insurance.........................   $2,000 per benefit unit
                      --Children's Term Insurance.......   $500 per benefit unit

                (iv)  Preliminary Term and Option to       None until converted to a permanent
                      Purchase Additional Insurance        plan of insurance, or until the option
                                                           to purchase additional insurance is
                                                           exercised.

                 (v)  Annual Premium Retirement
                      Annuities (including such policies   $1,000 for each $10.00 monthly income
                      issued with the Retirement Income    (based on annuity commencement on
                      Decreasing Term Insurance Rider)     policy anniversary at age 65)

                (vi)  Single Premium Contracts, Waiver
                      of Premium, Accidental Death
                      Benefit, Child's Protection          None
                      Benefit, and Increasing Term
                      Riders

               (vii)  Accident and Health Policies         $1,000 for each $25 of annualized
                                                           premium

         **Additional Production Credit of 40% of face amount of insurance on renewal at beginning of sixth policy year, if automatic conversion is effected (fifth policy year for Graded Premium Life).

     e. If the amount of life insurance on an individual life exceeds $200,000, the production credit for such excess insurance shall be the product of the Production Credit as normally determined and the appropriate factors from the following table:

                    Amount of Insurance           Factor
                    -------------------           ------
                      First  $200,000              1.00
                      Third   100,000               .80
                      Fourth  100,000               .60
                      Fifth   100,000               .40
                      Over    500,000               .20

         In the case of decreasing term insurance, this rule will be applied on the basis of the initial amount of insurance.

         If new insurance, combined with insurance in force on the same life exceeds $200,000 the adjustment factor applicable to such new insurance shall be determined on the basis that the new insurance and such insurance in force constitute a single policy.

     f. The Agency Development Allowance Rate per $1,000 Production Credit applicable until the end of the first fiscal period shall be the amount specified on the last page of this Agreement opposite the caption "Initial ADA Rate." The Agency Development Allowance Rate per $1,000 Production Credit applicable to each fiscal period thereafter shall be determined from the following table on the basis of the volume of new business (amounts determined on the "Production Credit" basis) placed in the preceding fiscal period, according to the Company's records.

                   New Business Volume            ADA Rate
                   Over  $500,000                  $5.00
                          375,000 to $500,000       4.00
                          250,000 to  375,000       3.00
                   Under  250,000                   2.00

         The first "fiscal period", for the purpose of this Agreement, shall mean the earliest six month period beginning on January 1, April 1, July 1 or October 1 next following the effective date of this Agreement. Thereafter, "fiscal period" shall mean each consecutive six month period following such first fiscal period.

  (4) Compensation for forms of policies not scheduled herein, and for any form of policy when used in a salary savings, pension or similar plan, and policy changes, shall be determined in each case by the Company. The Company reserves the right from time to time to change the commission schedule, by notice to the General Agent.

10.  VESTING:

     a.  First-year overriding commissions are vested.

     b. Should this Agreement be terminated by the death or disability of the General Agent at a time when renewal commissions or other emoluments are payable hereunder, the Company will continue the payment of such commissions and other emoluments otherwise due to the General Agent under this Agreement and any prior agreement (in case of such disability) or in the case of his death, to the lawful widow of the General Agent, if any, during her life, and thereafter to such person or persons as she may by will appoint, including her own estate or in default of appointment to her legal representative. If this Agreement is terminated by mental disability of the General Agent or if the General Agent dies leaving no widow, such commissions and other emoluments shall be payable to the legal representative of the General Agent.

     c. When payment provided for hereunder fails to exceed a total of $600.00 in any calendar year, the Company shall, after the end of such year, have the option, exercisable in its sole discretion, of purchasing any further commissions and other emoluments from the General Agent, or from any other person who owns the right thereto acquired under or through the General Agent, for their present value. "Present value" as here used means the value of such commissions and other emoluments determined by the Company on the basis of accepted actuarial practices.

     d. The amount payable for vested renewal commissions and other emoluments, if any, will be reduced by any debt or other liability of the General
     Agent to the Company, including any Agency Development Allowance Deficiency existing at termination of this Agreement or accruing after such termination pursuant to Section 9 (3) c.

     e. To the extent commissions otherwise payable to an agent are not vested pursuant to agreement between the General Agent, the Company and the agent, such commissions shall vest in the General Agent.

     f. If this Agreement is terminated because of the failure of the General Agent to pay over funds received for the Company, all further commissions and other emoluments under this Agreement shall be forfeited to the Company.

11.  TERMINATION:

     a. Either the General Agent or the Company may terminate this Agreement by giving notice in writing to the other at least thirty days prior to such termination date. Notice by mail to the last known business address of the party to be notified shall be sufficient.

     b. If the General Agent is an individual, his total and permanent physical or mental disability, or death, shall terminate this Agreement. If the General Agent is a partnership, the death of either partner shall not terminate this Agreement but it shall continue in force and effect in favor of the surviving partner. If the General Agent is a corporation, upon the dissolution, bankruptcy or insolvency of the General Agent, this Agreement shall immediately terminate and no sum or sums of money shall thereafter accrue under this Agreement.

     c. Upon termination hereof the General Agent shall immediately pay in cash all sums due hereunder and shall immediately deliver to the Company all rate books, letters, records and supplies connected with the business and belonging to the Company.

12.  NON-WAIVER:

     Forbearance or neglect of the Company to insist upon the performance of any of the terms of this Agreement, or to declare a forfeiture or termination against the General Agent shall not constitute a waiver of such rights and privileges.

13.  PRIOR AGREEMENTS:

     This Agreement supersedes any prior agreement between the Company and the General Agent as to new business issued through the General Agent after this Agreement becomes effective. If such an agreement be in existence, it is hereby cancelled, except that on any business already issued, any commissions payable under said prior agreement shall, subject to all liens and assignments, continue to be paid in accordance with the terms thereof.

14.  EFFECTIVE DATE AND MODIFICATION:

     This Agreement shall be effective January 1, 1971. No modification of this Agreement shall be valid unless made in writing by an officer of the Company.

     Initial ADA Rate  $5.00

                                              NORTH AMERICAN COMPANY FOR
                                              LIFE AND HEALTH INSURANCE


Independent Research Agency for Life Ins.     By:  /s/  [ILLEGIBLE]
-----------------------------------------     ---------------------

/s/  Carroll H. Payne                         Second Vice President      Title
-----------------------------------------     ---------------------------
                General Agent

[LOGO]
                      SCHEDULE OF GENERAL AGENT'S COMMISSIONS

This Schedule is attached to and made a part of the General Agent's Agreement effective _______________, 19___, between ___________________________________, the General Agent, of ___________________________, and North American Company for Life and Health Insurance.

This Commission Schedule shall be effective _____________, 19___, and shall supersede any Commission Schedule previously in effect with respect to policies written after such effective date.

First year and renewal commissions are vested and will be paid as they become due. The following commission rates will be paid on premiums on the Agent's business:


------------------------------------------------------------------------------------
                                    PREMIUMS
 FORM OF POLICY                    PAYABLE FOR     1ST YEAR  2ND YEAR   3RD TO 10TH
                                      YEARS                             YEARS, INCL.
------------------------------------------------------------------------------------
 ORDINARY LIFE INSURANCE AND
 ANNUITIES -- Personal
 Insurance


      LIFE
        Whole Life                                    80%       10%          5%
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
        Preferred Life                                65        10           5
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
        Equity Protector                              25        10          10
        Whole Life With Return of
           Cash Value                                 45        10           7 1/2
        Estate Foundation Plan                        65        10           5
        Joint Ordinary Life                           65        10           5
        Modified Life                                 65        10           5+
        Graded Premium Life                           65        22 1/2       5*


      LIMITED PAYMENT LIFE         35 +               65        10           5
                                   30 to 34           65        10           5
                                   25 to 29           60        10           5
                                   20 to 24           55        10           5
                                   15 to 19           45         9           5
                                   10 to 14           35         7           5

      ENDOWMENTS                   35 +               65        10           5
                                   30 to 34           60        10           5
                                   25 to 29           55        10           5
                                   20 to 24           50         9           5
                                   15 to 19           40         8           3
                                   10 to 14           30         6           3
------------------------------------------------------------------------------------


* Additional commission of 17 1/2% in 3rd to 5th years inclusive.
+ Additional commission of 60% of increase, if any, in premium for 6th year.

------------------------------------------------------------------------------
      Form of Policy         Age at       1st Year    2nd Year   3rd to 10th
                              Issue                              Years, Incl.
------------------------------------------------------------------------------
 RETIREMENT ANNUITY --
 RETIREMENT INCOME         30 & Under      65  %     7 1/2%            5%
                           31 - 35         60        7 1/2             5
                           36 - 40         55        7 1/2             5
                           41 - 45         45        7 1/2             5
                           46 - 50         30        5                 3
                           51 - 55         20        5                 3
                           56 & Over       15        3                 3
                           ----------
                              Term
                             Period
                           ----------
 TERM *                    20 +            60        10                5
------------------------------------------------------------------------------
                           15 - 19         50        9                 5
                            5 - 14         40        8                 5
 Ten Year Deposit Term**                   40        8                 5
 Single Premium
      Life and Endowment                   3 1/2
           Annuities                       2
------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                            3rd to 20th Years,
                                1st Year       2nd Year         Inclusive
------------------------------------------------------------------------------
 FIVE TEAR RENEWABLE TERM          50%           10%               5%+
------------------------------------------------------------------------------
------------------------------------------------------------------------------
                      1st     2nd   3rd to 10th    11th   12th    13th to 20th
                      Year    Year  Years, Incl.   Year   Year    Years, Incl.
------------------------------------------------------------------------------
 TEN YEAR DEPOSIT
 TERM/WHOLE LIFE**    40%      8%          5%       15%    10%         5%
------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                                        3rd to 10th Years,
                        1st Year       2nd Year             Inclusive
------------------------------------------------------------------------------
 ACCIDENT AND HEALTH       40%           10%                   10%
------------------------------------------------------------------------------

------------------------------------------------------------------------------
 RIDERS
   Level Term               \      Rate of Commission same as policy to which
   Home Protector Benefit    |     attached if added at time of issue. No
   Increasing Term           |     first-year commission will be paid on
   Family Protection Benefit |     premiums collected for riders added after
   Option to Purchase        |     policy has been in force for one year. If
      Additional Insurance    >    added during the first year, commissions
   Waiver of Premium         |     will be allowed only on the premium for the
   Accidental Death Benefit  |     remainder of that year. If added after the
   Child's Protection Benefit|     first year, the rate of renewal commission
   Uniform Decreasing Term   /     will apply.

                             \     No commissions paid on preliminary term
   Preliminary Term           |    premiums. Production credit allowed and base
                              |    policy commissions payable when first
                             /     regular premium is paid.
------------------------------------------------------------------------------
Commissions may be allowed on extra premiums in accordance with the Company's practice.

 *   One Year Renewable Term regarded as Term to 70 for commission purposes.

** No commissions are payable on the "Initial Deposit" on either the Ten Year Renewable Deposit Term or Ten Year Deposit Term/Whole Life; full commissions payable on premiums (exclusive of the Initial Deposit) received during the first renewal only of the Ten Year Renewable Deposit Term.
 +   Additional commission of 35% payable in 6th, 11th and 16th policy years.

                                     [LETTERHEAD]

                    GENERAL
                                       AGENT'S
                                                       BULLETIN
--------------------------------------------------------------------------------

AD-11-71                                                       NOVEMBER 15, 1971

                               INCREASED COMMISSIONS ON
                                PREFERRED MINIMUM 50!

IN ORDER TO FURTHER ENHANCE YOUR REASONS FOR SELLING OUR GREAT NEW PLAN, WE'RE

                             INCREASING YOUR COMMISSIONS!

                  10% THE FIRST YEAR             5% THE SECOND YEAR

                                  5% THE THIRD YEAR

WE ARE HAPPY TO ANNOUNCE THIS NEW INCREASED SCALE OF COMMISSIONS FOR THE PREFERRED LIFE PLAN WHEN WRITTEN FOR AMOUNTS OF $50,000 OR MORE. YOU'VE INDICATED BY SELLING THIS PLAN OVER THE LAST THREE MONTHS THAT YOU LIKE IT, AND WE WANT YOU TO WRITE MORE.

THESE NEW COMMISSIONS WILL BE EFFECTIVE FOR BUSINESS ISSUED ON APPLICATIONS PROCURED NOVEMBER 15, 1971 AND LATER.


                           NEW TOTAL COMMISSIONS AS FOLLOWS


       POLICY              TOTAL               AGENT'S         GENERAL AGENT'S
        YEAR             COMMISSION          COMMISSION          OVERRIDING
       ------            ----------          ----------        ----------------
          1                90.0%               60.0%               30.0%
          2                17.5%               10.0%                7.5%
          3                12.5%                7.5%                5.0%
       4-10                 5.0%                2.5%                2.5%

                                     [LETTERHEAD]

                    GENERAL
                                       AGENT'S
                                                       BULLETIN
--------------------------------------------------------------------------------

                                                       AD-9-71

TO:   North American General Agents

FROM: Tony Raynor

RE:   New P.W.L. Min. 50 Commission Structure

Upon request of our Field Force, we have modified the commission structure for our New Preferred Whole Life Min. 50 as follows:


                                           General Agents'
                           Agent's            Override              Total
 Policy                  Commission          Commission          Commission
 ------                  ----------        ---------------       -----------
 First Year                  50%                 30%                 80%

 Second Year                  5%                 7-1/2%              12-1/2%

 Third Year                   2-1/2%             5%                   7-1/2%

 Fourth-Tenth Year            2-1/2%             2-1/2%               5%

As you can see from the above, we have realigned the first year commissions from 60-20 to 50-30, while the total percentage of commission remains the same at 80%.

We believe that this change will benefit you, the General Agent, by making this already competitive product much more profitable.

This arrangement gives you more leeway in your own operation.